Exhibit 3.116

Execution Copy

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

WILTON NSC, LLC

ORGANIZED UNDER THE

CONNECTICUT LIMITED LIABILITY COMPANY ACT

CONNECTICUT CODE §§ 34-100 to 34-242, ET SEQ.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

WILTON NSC, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of WILTON NSC, LLC, a Connecticut limited liability company (the “Company”) is entered into as of November 12, 2012 by AmSurg Holdings, Inc., a Tennessee corporation (the “Member”), upon the following terms and conditions.

WHEREAS, National Surgical Care, Inc., a Delaware corporation (“NSC”) formed the Company under and pursuant to the Act (as defined below) to conduct certain business as a limited liability company, and set forth its rights and obligations in that certain Operating Agreement dated as of October 25, 2007 (the “Original Agreement”);

WHEREAS, on August 23, 2011, AmSurg Corp., a Tennessee corporation, the parent company of the Member, NSC, the Member, AmSurg Merger Corporation, a Delaware corporation and Brazos GP Partners, LLC, a Delaware limited liability company, entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”);

WHEREAS, under the terms of the Asset Purchase Agreement, the Member acquired substantially all the assets of, and assumed substantially all of the liabilities of NSC, including the membership interests of NSC subsidiaries, including the Company, that serve as the general partners or managing members of 17 surgery centers affiliated with NSC (the “Acquisition”); and

WHEREAS, as a result of the Acquisition, the Member desires to amend and restate the Original Agreement and to set forth its rights and obligations in this Agreement.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member hereby agrees as follows:

ARTICLE I

ORGANIZATIONAL MATTERS

1.1 Formation of the Company. The Company was formed as a limited liability company under the Act (as hereinafter defined) upon the execution and filing of the Articles of Organization with the Connecticut Secretary of State on October 25, 2007.

1.2 Name. The name of the Company is: “WILTON NSC, LLC”

1.3 Purpose of the Company Business: The purposes of the Company shall be to engage in any lawful activity for which a limited liability company may be organized under the laws of the State of Connecticut, including, but not limited to, the business of (a) investing in and operating ambulatory surgery centers, (b) engaging in any other businesses or activities that the Member determines to pursue, from time to time, and (c) performing all things necessary or incidental to or connected with or growing out of such activities in accordance with the terms and conditions of this Agreement.

1.4 Principal Place of Business Office and Agent. The principal place of business and mailing address of the Company and the office where the corporate records shall be kept is c/o AmSurg Holdings, Inc., 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, or at such other location as shall be specified from time to time by the Member. The registered office and statutory agent of the Company in the State of Connecticut shall be CT Corporation System, One Corporate Center, Floor 11, Hartford, CT 06103-3220, Hartford County. The Company also may establish additional places of business or offices for maintenance of records as it may determine are necessary or appropriate.

1.5 Term of Company. The Company commenced business on October 25, 2007 (the “Effective Date”) and shall continue until terminated in accordance with the provisions of this Agreement.

1.6 Fictitious Business Name Statement; Other Certificates. The Member shall, from time to time, register the Company as a foreign limited liability company and file such fictitious or trade name statements or certificates in such jurisdictions and offices as the Member considers necessary or appropriate. The Company may do business under any fictitious business names deemed desirable by the Member. The Member shall, from time to time, file or cause to be filed such certificates of amendment, certificates of cancellation, or other certificates as the Member reasonably deems necessary under the Act or under the laws of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Member.

1.7 Authorization of this Agreement. This Agreement is made under the Connecticut Limited Liability Company Act as set forth in Connecticut code §§ 34-100 to 34-242, et seq.

ARTICLE II

DEFINITIONS

2.1 Definitions. For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is intended, the words, terms or phrases defined in this section having the following meanings:

(a) “Act” shall mean the Connecticut Limited Liability Company Act as set forth in Connecticut code §§ 34-100 to 34-242, et seq., as amended from time to time.

(b) “Agreement” shall mean this Agreement as amended from time to time.

(c) “Company” shall mean WILTON NSC, LLC, a Connecticut limited liability company.

(d) “Effective Date” shall have the meaning set forth in Section 1.5.

(e) “Member” shall mean AmSurg Holdings, Inc., a Tennessee corporation.

(f) “Unit” shall mean a membership interest in the Company, including any and all benefits to which a Member may be entitled under this Agreement and the obligations of a Member under this Agreement.

ARTICLE III

MANAGEMENT

3.1 Member Managed. The management of the Company shall be vested in the Member, who shall have the sole and exclusive power and authority to act on behalf of the Company and bind the Company with respect to any lawful business in which the Company is permitted to be engaged under the Act.

3.2 Officers of the Company. The Member may appoint officers of the Company as it deems necessary. Each officer shall have such power and duties as may be assigned by the Member and this Agreement. Officers may execute and deliver in the name of the Company contracts and other obligations and instruments pertaining to the regular course of the duties of said office.

3.3 Standard of Care.

(a) The Member and each officer of the Company shall be fully protected in relying in good faith on information, opinions, reports, or statements, including financial statements, books of account and other financial data, if prepared or presented by: (i) the Member, an officer or employee of the Company; or (ii) legal counsel, public accountant, or other person that the Member or an officer reasonably believes has professional or expert competence.

(b) The Member and each officer of the Company shall not be liable for damages to the Company with respect to claims relating to his or her conduct for or on behalf of the Company, except that any of the foregoing persons shall be liable to the Company for damages to the extent that it is proved by clear and convincing evidence (i) that his or her conduct was not taken (A) in good faith, (B) in a manner reasonably believed to be in or not opposed to the best interests of the Company, or (C) with the care that an ordinarily prudent person in a like position would use under similar circumstances; or (ii) with respect to any criminal action, proceeding or investigation, he or she had reasonable cause to believe his or its conduct was unlawful.

(c) The Company will indemnify the Member, its officers and employees against any claim, demand, liability, fine or expense (including, without limitation, reasonable legal fees and disbursements, court costs and the cost of appellate proceedings) arising out of any act or inaction by the Member, its officers or employees done in good faith and reasonably believed by such party to be in the best interests of the Company and provided, in the case of any fine, that the Member, its officer or employee had no reasonable cause to believe its conduct was unlawful.

ARTICLE IV

MEMBERSHIP

4.1 Limited Liability of the Member. Except as specifically agreed to herein, the Member shall have no obligation to contribute to the Company and no liability for any Company obligations. Any liability to return distributions from the Company shall be limited to mandatory requirements of the Act or of any other applicable law.

4.2 Register of Units of Ownership. Any assignments of any rights or any restrictions on transfer with respect to, and any repurchases or redemptions of, the Member’s Units shall also be reflected in Exhibit A.

4.3 Evidence of Ownership of Units. Certificates of membership shall not be issued. The Member in whose name a Unit is recorded in Exhibit A shall be deemed the owner thereof for all purposes as regards the Company.

4.4 Distributions. Distributions shall be made at such times as determined by the Member in its discretion. Such distributions shall be made to in proportion to the Units owned by each Member. No distribution shall be declared and paid that would be prohibited under the Act.

ARTICLE V

DISSOLUTION, WINDING UP AND TERMINATION

5.1 Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following events, whether or not the event would cause a dissolution under the Act:

(a) any order of court of competent jurisdiction requiring dissolution;

(b) the written agreement to dissolve the Company executed by the Member; or

(c) a merger or exchange in which the Company is not the surviving entity.

Except as specifically stated in this Section 5.1, no event that would cause a dissolution under the Act shall cause a dissolution of the Company.

5.2 Winding Up.

(a) Upon an event of dissolution described in Section 5.1, the Member shall (i) deliver to the Connecticut Secretary of State for filing a certificate of dissolution in accordance with the Act, and (ii) diligently proceed to wind up the affairs of the Company, liquidate its assets, and distribute the assets in accordance with this Agreement. During the time prior to liquidation, the Company shall exist as a continuing limited liability company bound by the terms of this Agreement, the continuing limited liability company shall succeed to all Company assets and liabilities, the business of the Company shall be continued, and the Member shall have all rights and powers granted by this Agreement and the right to do all acts authorized by law for the purpose of winding up the affairs of the Company.

(b) In the event of liquidation of the Company, the Member shall take the following steps:

(i) first, dispose of all Company assets at the best price obtainable therefor;

(ii) second, to the extent the business of the Company cannot be sold in its entirety as a going concern, determine which Company properties and assets should be distributed in kind, and dispose of all other Company properties and assets at the best cash price obtainable therefor;

(iii) third, apply Company property to the payment of the debts and liabilities of the Company, the expenses of liquidation and the establishment of any reserves deemed necessary by the Member;

(iv) fourth, repay any loans and advances (other than capital contributions) by the Member and all accrued interest thereon; and

(v) fifth, distribute any remaining Company assets to the Member.

ARTICLE VI

MISCELLANEOUS

6.1 Amendments. Any amendment to this Agreement shall require the written consent of the Member.

6.2 Governing Law. This Agreement shall be governed and construed in accordance with the internal law of the State of Connecticut without regard to its conflict of law principles.

6.3 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Member, its successors, personal representatives, heirs, devisees, guardians and assigns.

6.4 Invalidity. In the event that any provision of this Agreement shall be held to be invalid, the validity of the remaining provisions of the Agreement shall not in any way be affected thereby.

6.5 Construction. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Unless otherwise specifically stated, references to Sections, Subsections, or Articles refer to the Sections, Subsections, or Articles of this Agreement.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound, have duly executed this Amended and Restated Limited Liability Company Agreement as of the date first above written.

COMPANY:

WILTON NSC, LLC

By:	AmSurg Holdings, Inc.
Its:	Member

/s/ Claire M. Gulmi
	By:	Claire M. Gulmi
	Its:	Vice President, Secretary and Treasurer

MEMBER:

AMSURG HOLDINGS, INC.

/s/ Claire M. Gulmi
	By:	Claire M. Gulmi
	Its:	Vice President, Secretary and Treasurer

Signature Page to Limited Liability Company Agreement

EXHIBIT A

MEMBERSHIP CONTRIBUTIONS

Member	Capital Contribution	Units

AmSurg Holdings, Inc.	$100	100